Exhibit 23.2
Consent of Independent Registered Certified Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of The GEO Group, Inc. and to the incorporation by reference therein of our report dated March 14, 2006 with respect to the consolidated financial statements and schedule of The GEO Group, Inc. as of January 1, 2006 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

West Palm Beach, Florida
March 9, 2007